EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

A. T. CROSS COMPANY AND SUBSIDIARIES

                                             Year Ended December 31
                                          1996        1995         1994
Earnings per common share:
 Weighted average shares outstanding   16,531,488  16,528,876   16,872,505

 Net income                           $ 6,605,926 $13,365,353  $10,533,922

 Per share amount *                         $0.40      $ 0.81        $0.62

Primary:
 Weighted average shares outstanding   16,531,488  16,528,876   16,872,505

 Dilutive stock options--based on the
  treasury stock method using average
  market price                             31,115      77,320       78,315

     TOTAL                             16,562,603  16,606,196   16,950,820

 Net income                           $ 6,605,926 $13,365,353  $10,533,922

Per share amount                            $0.40      $ 0.80        $0.62

Fully diluted:
 Weighted average shares outstanding   16,531,488  16,528,876   16,872,505

 Dilutive stock options--based on the
  treasury stock method using the market
  price at the end of each quarter,
  if higher than average market price      31,325      77,659       78,477

      TOTAL                            16,562,813  16,606,535   16,950,982

 Net income                           $ 6,605,926 $13,365,353  $10,533,922

Per share amount                           $ 0.40      $ 0.80        $0.62

* Stock options are not included in the computation of per share earnings as the effect is not material.